United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2011

ePlus inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34167	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive Herndon, VA 20171-3413

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (703) 984-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2011, the Compensation Committee of the Board of Directors of ePlus inc. (the "Company") approved new employment agreements with the Company’s five executive officers, as described below, and on September 27, 2011, the Company entered into new agreements with the executives.  The current employment agreements with the executive officers expire on September 30, 2011.

The executives are Chief Executive Officer Phillip G. Norton, Chief Financial Officer Elaine Marion, Chief Operating Officer Mark Marron, Executive Vice President Bruce Bowen, and Senior Vice President Steven Mencarini.  The new agreements are modified from the current agreements in two material respects.  First, each agreement contains a “claw back” provision, which makes bonuses or other incentive compensation subject to recovery by the Company to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002 and any regulations promulgated thereunder, and enables the Committee to require reimbursement from an executive in the event a bonus or other incentive compensation was paid to the executive based on incorrect financial results.  Second, each agreement provides that in the event a severance payment would be subject to the excise tax provided in IRS Code Section 280G, the executive will receive a lesser payment if he or she would receive a greater after-tax benefit.  This will better enable the Company to obtain a tax deduction.

The Compensation Committee also adjusted the termination date of the new agreements to better coincide with the Company’s fiscal year-end results becoming available.  Thus, for Ms. Marion, Mr. Marron, Mr. Bowen, and Mr. Mencarini, the agreements expire on July 31, 2012.  Mr. Norton’s agreement expires on July 31, 2013.  If the employment term ends without the parties’ entering into a new employment agreement or extending the employment term, each executive shall continue as an at-will employee.

The new agreements also include certain material terms similar to their current agreements, including with regard to compensation, change in control, and non-competition and non-solicitation provisions.  The agreements specify annual base salaries of $560,000, $325,000, $450,000, $330,000 and $275,000 for Mr. Norton, Ms. Marion, Mr. Marron, Mr. Bowen and Mr. Mencarini, respectively.  In addition, each executive will be eligible for an annual bonus under the terms and conditions of the Company’s Executive Incentive Plan, and certain other benefits and reimbursement of business expenses.

If an executive’s employment is terminated due to death or Incapacity (as defined in his or her agreement), the Company will pay any bonus determined by the Compensation Committee in accordance with its Executive Incentive Plan, and, in the case of incapacity, an additional amount equal to one year of his or her base salary for Ms. Marion, Mr. Marron, Mr. Bowen and Mr. Mencarini, and eighteen months of base salary for Mr. Norton.

Each agreement further provides that the Company may terminate the executive’s employment at any time with or without Good Cause (as defined in the agreements).  If the Company terminates the executive’s employment without Good Cause or the executive terminates his or her employment for Good Reason (as defined in the agreements), then the executive shall be entitled to (a) payment in an amount equal to one year of his or her base salary for Ms. Marion, Mr. Marron, Mr. Bowen and Mr. Mencarini, and payment in amount equal to eighteen months of base salary for Mr. Norton, and (b) continued medical and dental insurance for himself or herself and his or her dependents through COBRA for a period not longer than one year after termination for Ms. Marion, Mr. Marron, Mr. Bowen and Mr. Mencarini, and eighteen months for Mr. Norton, paid by the Company.  If the Company and the executive have not entered into a new employment agreement or extended the employment term, and within ten (10) days following the end of the employment term, either the Company or the executive gives notice of an at-will termination, then the executive shall be entitled to (a) an amount equal to one year of  his or her base salary, with regard to Ms. Marion, Mr. Marron, Mr. Bowen and Mr. Mencarini, and an amount equal to eighteen months of base salary with regard to Mr. Norton, and (b) continued medical and dental insurance for himself or herself and his or her dependents through COBRA for a period not longer than one year after termination, for Ms. Marion, Mr. Marron, Mr. Bowen and Mr. Mencarini, and eighteen months for Mr. Norton, paid by the Company.

Each executive has also agreed to non-solicitation, non-compete and confidentiality provisions in his or her employment agreement.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

10.1	Employment Agreement dated September 27, 2011, by and between ePlus inc. and Phillip G. Norton

10.2	Employment Agreement dated September 27, 2011, by and between ePlus inc. and Elaine D. Marion

10.3	Employment Agreement dated September 27, 2011, by and between ePlus inc. and Mark P. Marron

10.4	Employment Agreement dated September 27, 2011, by and between ePlus inc. and Bruce M. Bowen

10.5	Employment Agreement dated September 27, 2011, by and between ePlus inc. and Steven J. Mencarini

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Elaine D. Marion
Elaine D. Marion
Chief Financial Officer

Date: September 28, 2011